LOAN AGREEMENT

amongst

ROCKWELL VENTURES INC

ROCKWELL RESOURCES RSA (PROPRIETARY)
LIMITED

DURNPIKE INVESTMENTS (PROPRIETARY) LIMITED

JEFFREY BRENNER

ROBBIE BLAU

LARRY LIPSCHITZ

MARK BRISTOW

JOHN BRISTOW

LES JOHNSTON

GAWIE MALAN

and

IRA EPSTEIN

ANNEXURE “A”	-	RVI PLEDGE

LOAN AGREEMENT

1.	PARTIES

1.1	ROCKWELL VENTURES INC

1.2	ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

1.3	DURNPIKE INVESTMENTS (PROPRIETARY) LIMITED

1.4	JEFFREY BRENNER

1.5	ROBBIE BLAU

1.6	LARRY LIPSCHITZ

1.7	MARK BRISTOW

1.8	JOHN BRISTOW

1.9	LES JOHNSTON

1.10	GAWIE MALAN

1.11	IRA EPSTEIN

2.	INTERPRETATION

2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“Advance Date”	the date on which:

	•	the First Tranche will have been advanced to the Engelsman Trust Account, which will be no later than the Sale Date;

	•	the Second Tranche will have been advanced to the Tabacks Trust Account, which will be no later than 3 Business Days prior to the Second Payment Date;

	•	the Durnpike Loan and the Option Consideration will have been advanced to the Tabacks Trust Account, which will be no later than 3 Business Days after the Fulfilment Date;

	•	the Costs will have been advanced to the Tabacks Trust Account, which in each instance will be no later than

3 Business Days prior to the date that the obligation to make payment arises; and

• the Guarantee Amount will have been advanced to the Tabacks Trust Account, which will be no later than 3 Business Days prior to the Delivery Date;

as the case may be

“Agreement”	the agreement as set out in this document

“Attorneys”	Engelsman Attorneys and Tabacks Attorneys collectively

“Attorneys Act”	the Attorneys Act, No. 53 of 1979, as amended

“Borrower”	Durnpike Investments (Proprietary) Limited, registration number 1998/018109/07, a company duly incorporated and registered in accordance with the laws of the RSA

“Business Day”	any day other than a Saturday, Sunday or official public holiday in RSA or Canada

“Closing Date”	the date as defined in the Sale Agreement

“Competition Authorities”	the Competition Commission or Competition Tribunal, as the case may be, as constituted from time to time in terms of the Competition Act, No. 89 of 1998

“Consideration”	the ZAR34 million payable by the Lender to the Vendors in the form of the Common Shares in terms of the provisions of:

• the Definitive Agreement; or

• this Agreement if the Definitive Agreement does not take effect by the Final Date and then provided the Sale Agreement has taken effect according to its terms mutatis mutandis on the basis as provided for in sections 1(d) and 3(a)(ii) of the HoA

“Costs”	comprise any one or more of the following:

	•	the shortfall on the interest payable by the Borrower to the Sellers in terms of the Sale Agreement on the Outside Date;

•

all costs, expenses and/or fees incurred by the Borrower on behalf of RVI, the Lender or the Borrower after the Signature Date specifically relating to the execution and implementation of the Transaction Agreements (including, but not limited to fees for professional advisors payable as and when such costs fall due for payment); and

	•	fees payable to regulatory bodies after the Signature Date pursuant to the implementation of the Transaction Agreements, which shall include but not be limited to the fees payable to the Competition Authorities, SARB and any other fees payable to regulatory bodies (including but not limited to the DME) payable as and when such fees fall due for payment

“Definitive Agreement”	the agreement to be concluded between the Vendors, RVI, HDI and Jester

“Delivery Date”	the date upon which the Borrower will become obliged to deposit the Guarantee Amount, which date is expected to be on or about 30 September 2006

“DME”	the Department of Minerals and Energy Affairs

“Durnpike Loan”	the loan of ZAR24 million to be advanced by the Borrower to HCWD in terms of the Shareholders’ Agreement

“Engelsman Attorneys”	Engelsman Magabane Incorporated, registration number 1998/002635/21

“Engelsman Trust Account”	the trust account of Engelsman Attorneys, details of which are:

Accountholder: Engelsman Magabane
Inc
Bank: Nedbank
Branch: Kimberley
Branch code: 103502
Account no.: 1035 254 212

“Final Date”	31 March 2007

“First Tranche”	an amount of ZAR50 million payable by the Borrower to the Trustees in terms of the Sale Agreement

“Fulfilment Date”	the date upon which:

• the Competition Authorities will have approved the change in control arising in HCWD pursuant to the exercise of the Option; and

• SARB will have approved the terms

of the Durnpike Loan

“Guarantee Amount”	the amount required to release, inter alia, the Trustees and VWDG from their respective suretyship and guarantee obligations in terms of the provisions of the Sale Agreement

“HCWD”

H C van Wyk Diamonds (Proprietary) Limited, registration number 2001/006812/07, a private company duly incorporated and registered in accordance with the laws of the RSA which is in the process of being converted to an unlisted public company

“HDI”	Hunter Dickinson Inc., a company incorporated under the Federal Laws of Canada

“High Court”	the High Court of the RSA

“Interest”	the interest payable and earned on the Principal or such portions thereof deposited in the Engelsman Trust Account and/or the Tabacks Trust

Account, as the case may be

“Interest Rate”	the interest rate applicable to the relevant Trust Account from time to time

“Jester”	The Jester Investment Trust, IT2101/2003, an inter vivos trust registered under the laws of the RSA

“JSE”	the JSE Limited, registration number 2005/022939/06, a stock exchange being a public company duly incorporated and registered in accordance with the laws of the RSA

“Klipdam”	Klipdam Diamond Mining Company Limited, registration number 1994/001754/06, an unlisted public company duly incorporated and registered in accordance with the laws of the RSA

“Lender”	Rockwell Resources RSA (Proprietary) Limited, registration number 2005/023297/07, a private company duly incorporated and registered under the laws of the Republic of South Africa

“Loan”	the loan of the Principal made by the Lender to the Borrower pursuant to this Agreement

“Master”	the Master of the High Court

“Option Consideration”	an amount of ZAR1 million

“Option Shares”	50 ordinary shares in the share capital of HCWD (constituting 2% of the entire issued share capital of HCWD)

“Outside Date”	7 July 2006

“Parties”	the Lender and the Borrower, collectively and “Party” shall mean either one of them as the context requires

“Pledge”

the agreement of pledge entered into between the Borrower and the Trustees simultaneously with the Sale agreement in terms of which 20% of the equity interest in Klipdam and HCWD are pledged to the Trustees

“Principal”

the aggregate of all amounts advanced to the Borrower by the Lender, which shall include but not be limited to the amount(s) the Borrower may become obliged to pay pursuant to the implementation of the Sale Agreement and the Shareholders’ Agreement, but prior to the Definitive Agreement, having taken effect

“Reversionary Rights”	the reversionary rights of the Borrower in the 20% equity interest in Klipdam and HCWD upon the Pledge not being enforced

“RSA”	the Republic of South Africa

“RVI”	Rockwell Ventures Inc., a private company duly incorporated and registered under the laws of the Province of British Columbia, Canada

“RVI Pledge”	the pledge of the Shares and the Option Shares granted by the Borrower to the Lender in terms of 9.2.2 below, a draft of which is annexed as Annexure “A”

“Sale Agreement”	the sale agreement concluded amongst the Borrower, the Sellers and VWDG, pursuant to which the Borrower will acquire:

• a 51% equity interest in Klipdam; and

• a 49% equity interest in HCWD

“Sale Date”	30 June 2006

“SARB”	the exchange control department of the South African Reserve Bank

“Second Payment Date”	the first anniversary of the Closing Date

“Second Tranche”	an amount of ZAR30 million

“Sellers”	the Trustees in their personal capacity and as the trustees of:

	•	the Trust;

	•	the Stompie van Wyk Trust (IT127/2000); and

	•	the Hennie van Wyk Familie Trust (IT285/96)

“Shares”

collectively, 51% of the ordinary shares in the issued share capital of Klipdam and 49% of the ordinary shares in the issued share capital of HCWD to be acquired by the Borrower in terms of the Sale Agreement

“Shareholders’ Agreement”	the shareholders’ agreement amongst the Borrower, the Trustees and VWDG in terms of which the Borrower is entitled to acquire the Option Shares subject to advancing the Durnpike Loan to HCWD

“Signature Date”	the date of last signature of this

Agreement

“Tabacks Attorneys”	Mervyn Taback Incorporated, registration number 2000/024541/21

“Tabacks Trust Account”	the trust account of Tabacks Attorneys, details of which are:

Accountholder: Mervyn Taback Inc
Bank: Nedbank
Branch: Business Central
Branch code: 128 405
Account no.: 1284 029 905

“Transaction Agreements”	the Sale Agreement, the Shareholders’ Agreement and this Agreement collectively

“Trust”	H C Van Wyk Diamante Trust, IT126/2000, a business trust registered by the Master of the High Court, duly represented herein by the Trustees

“Trustees”	H C van Wyk (snr), identity number 420602 5046 003, Hendrik Cornelius van Wyk (jnr), identity number 700214 5042 080 and Catharina Johanna Maria van Wyk, identity number 420608 0062 002, collectively

“US$”	the legal currency of the United States of America

“Vendors”	Jeffrey Brenner, Robbie Blau, Larry Lipschitz, Mark Bristow, John Bristow, Les Johnston, Gawie Malan and Ira Epstein

“VWDG”	Klipdam and HCWD, collectively

“ZAR”	the legal currency of the RSA

2.3

If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4

Any reference to an enactment is to that enactment as at the date of signature of this Agreement and, in the event that any right and/or obligation shall arise in terms of this Agreement in respect of and/or in connection with such enactment after the date of signature of this Agreement, such reference shall be to that enactment as amended and/or replaced as at the date for performance of such right and/or obligation.

2.5	Unless inconsistent with the context, an expression which denotes:

2.5.1	any gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa;

2.5.3	the singular includes the plural and vice versa.

2.6

Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7

If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned, subject to 2.8 below, exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the day shall be the next succeeding Business Day.

2.8

If any period for which interest is to be calculated is referred to in this Agreement by way of a reference to a number of days, the days shall be reckoned inclusively of the first and exclusively of the last day.

2.9	This Agreement shall be governed by, construed and interpreted in accordance with the law of the RSA.

3.	RECORDAL

3.1	The Borrower:

3.1.1	has pursuant to the provisions of the Sale Agreement purchased the Shares;

3.1.2	will become obliged to pay the First Tranche for the Shares on the Sale Date;

3.1.3	will become obliged to pay the Second Tranche on the Second Payment Date;

3.1.4	may be liable to deposit the Guarantee Amount on the Delivery Date;

3.1.5	has pursuant to the provisions of the Shareholders’ Agreement:

3.1.5.1	undertaken to advance the Durnpike Loan to HCWD; and

3.1.5.2	acquired the right to purchase the Option Shares for the Option Consideration, subject to advancing the Durnpike Loan; and

3.1.5.3	will be liable to incur the Costs,

(collectively, “Payment Obligations”).

3.2	To fulfil its Payment Obligations, the Borrower requires funding from the Lender.

3.3

The Definitive Agreement which shall regulate the relationship between the Lender and the Borrower as to the Borrower’s Payment Obligations will not have been finalised or taken effect as at the Sale Date.

3.4

To enable the Borrower to timeously fulfil its Payment Obligations on the relevant Advance Date prior to the Definitive Agreement taking effect or if the Definitive Agreement does not take effect and become unconditional in accordance with its terms prior to the Final Date, the Lender has agreed to advance the Principal to the Borrower on the terms and conditions envisaged herein.

4.	LOAN AND ADVANCE OF PRINCIPAL

4.1	The Lender hereby lends the Principal to the Borrower, and the Borrower hereby borrows the Principal from the Lender on the terms and conditions set out herein.

4.2	The Lender shall advance such portions of the Principal as the Borrower may require in respect of its Payment Obligations from time to time to the Borrower by making payment to:

4.2.1	Engelsman Attorneys of the First Tranche; and

4.2.2	Tabacks Attorneys of all other portions of the Principal,

on or before the relevant Advance Date.

4.3	The Borrower shall use such portions of the Principal as set out below for such purposes and for no other purpose:

4.3.1	to pay the First Tranche as part of the purchase consideration as defined in the Sale Agreement to the Sellers;

4.3.2	to pay the Second Tranche as part of the purchase consideration as defined in the Sale Agreement to the Sellers;

4.3.3	to deposit the Guarantee Amount and procure the release of the Trustees and VWDG from their respective suretyship obligations;

4.3.4	to advance the Durnpike Loan to HCWD in accordance with the provisions of the Shareholders’ Agreement;

4.3.5	to pay the subscription price for the Option Shares on the basis envisaged in the Shareholders’ Agreement; and

4.3.6	to pay the Costs.

5.	ATTORNEYS INSTRUCTIONS

5.1	The Attorneys are hereby irrevocably instructed and authorised to treat such portions of the Principal under their respective control and the Interest accrued thereon as follows:

5.1.1	in relation to the First Tranche, the amount of the First Tranche shall:

5.1.1.1	be held in a Section 78(2A) account envisaged in the Attorneys Act on the basis as envisaged in the Sale Agreement;

5.1.1.2

attract interest at such a rate as Engelsman Attorneys may procure thereon, it being recorded that the Interest accrued thereon shall be for the account of the Sellers, provided that the Sale Agreement takes effect in accordance with its terms, and if not, such Interest shall be deemed to have accrued in favour of the Lender;

5.1.1.3

be subject to the payment arrangements set out in the Sale Agreement, provided that the conditions precedent referred to therein have been fulfilled or waived, failing which the First Tranche plus the Interest shall be repaid to the Lender, within 7 Business Days of the date that the aforesaid agreement failed to take effect, by electronic transfer thereof to the Tabacks Trust Account upon receipt of the written instructions of both the Parties;

5.1.2	in relation to the balance of the Principal (being the Principal excluding the First Tranche) the amount thereof shall:

5.1.2.1	be held in a Section 78(2A) account in terms of the Attorneys Act;

5.1.2.2	attract interest at such a rate as Tabacks Attorneys may procure thereon, it being recorded that the Interest accrued thereon shall be for the account of the Lender;

5.1.2.3	be paid out by Tabacks Attorneys to the relevant third party (whether it is in respect of:

5.1.2.3.1	any shortfall of interest payable on the First Tranche by the Borrower to the Sellers in terms of the Sale Agreement on the Outside Date;

5.1.2.3.2	the Second Tranche;

5.1.2.3.3	the Guarantee Amount payable to the Guarantor;

5.1.2.3.4	the Costs;

5.1.2.3.5	the Durnpike Loan; and

5.1.2.3.6	the Option Consideration,)

on receipt of the written instruction of both Parties.

5.2

The Lender hereby indemnifies and holds the Attorneys harmless against all claims, costs, expenditure, loss and/or damage the Attorneys may suffer as a result of their obligations arising from the provisions of this Agreement, save in respect of gross negligence or wilful misconduct on the part of the relevant Attorney.

5.3

The Borrower hereby indemnifies and holds the Attorneys harmless against all claims, costs, expenditure, loss and/or damage the Attorneys may suffer as a result of any negligent act or omission or the wilful misconduct on the part of the Borrower.

5.4

It is specifically recorded that neither of the Attorneys shall be entitled or obliged to act on the written instructions of the Borrower and the Lender if such instructions are in conflict or if a dispute arises between the Parties, in which event the Attorneys are hereby instructed to retain such monies in their respective Trust Accounts until such time as the dispute between the Parties has been finally resolved in terms of the provisions of 14.

5.5

If any amount is not paid to the relevant third party in terms of the provisions of any of the Transaction Agreements as a result of the Lender delaying delivery or refusing delivery of the appropriate written instruction to the Attorneys as to such payment in terms of 5.1.2.3, and provided that the Borrower remains liable in terms of the provisions of the relevant Transaction Agreement to make such payment to the third party, the Lender hereby indemnifies and holds the Borrower harmless from all claims, costs, loss, expense and/or damages it may incur arising from such delay or refusal, it being recorded that the amount standing to the credit of the relevant Trust Account shall serve as security for the Borrower’s claim against the Lender so arising, irrespective of whether the Borrower is in breach of any of the aforesaid agreements. It is specifically further agreed that such dispute and/or claim shall be referred for resolution in terms of the provisions of 14 below.

6.	REPAYMENT OF PRINCIPAL AND INTEREST

6.1

The Borrower shall not be liable to pay any interest on the Principal nor to repay the Lender the Principal, as it is the intention of the Lender and the Borrower, that the Borrower is in effect expending the Principal and a portion of the Interest on account and on behalf of the Lender, the lending agreement recorded herein being an interim arrangement if the Definitive Agreement does not take effect.

6.2	If by the Final Date the Definitive Agreement has not taken effect and become unconditional in accordance with its terms:

6.2.1

and any or all amounts relating to the First Tranche and the Interest thereon remains in the Engelsman Trust Account or have been deposited into the Tabacks Trust Account, Engelsman Attorneys or Tabacks Attorneys, as the case may be, are hereby irrevocably instructed and authorised to repay the full amount thereof to the Lender by making transfer thereof to an account nominated by the Lender in writing; and

6.2.2

to the extent that any portion of the Principal and the Interest accrued thereon arising from the amounts deposited into the Tabacks Trust Account, has not been expended, transferred or paid over to third parties in terms of any of the Transaction Agreements, Tabacks Attorneys are hereby irrevocably authorised and instructed to make payment of all such amounts (less Costs payable) standing to the credit of the Lender in the Tabacks Trust Account to the Lender into an account to be nominated by the Lender in writing.

6.3	No such payment to the Lender as envisaged in 6.2 shall be made if:

6.3.1	any dispute between the Borrower and the Lender shall not have been finally settled; or

6.3.2	the Consideration has not been paid to the Borrower

as provided for herein in terms of 7.

7.	UNDERTAKINGS IN RESPECT OF THE CONSIDERATION

7.1	RVI hereby undertakes in favour of the Vendors to make payment of the Consideration to them in terms of this Agreement, subject to the following conditions:

7.1.1	the Sale Agreement and the Shareholders’ Agreement shall have taken effect in accordance with their respective terms;

7.1.2	the Definitive Agreement shall not have taken effect and become unconditional in accordance with its terms by the Final Date; and

7.1.3

the Vendors shall not have disposed of any of their shares in and claims against the Borrower (“Durnpike Interest”) between the Signature Date and 30 September 2006 to any third party other than inter se.

7.2	Settlement of the Consideration shall be due and payable on the date that the RVI Pledge is enforced and implemented in accordance with its terms, against such enforcement and implementation.

7.3

Each of the Vendors hereby undertakes in favour of RVI not to dispose of their respective Durnpike Interest to any third party other than inter se between the Signature Date and 30 September 2006. The term “dispose” for purposes of this clause 7.3 shall have the widest meaning including, but not limited to, “sell, alienate, cede, make-over, transfer, encumber, mortgage, charge, pledge, hypothecate or place under any lien of whatsoever nature”.

7.4

RVI and each of the Vendors hereby undertake in favour of the others of them to use their reasonable commercial endeavours, do all such things, take all such steps, and sign all such documents as may be necessary to procure the execution of the Definitive Agreement within 90 days of the Signature Date.

7.5

It is recorded that the Vendors are signing this Agreement, solely for the purpose of accepting the benefits conferred on them and agreeing to be bound by and fulfilling their obligations in terms of 7.3 and 7.4.

8.	CONVERSION OF THE PRINCIPAL INTO A LOAN ACCOUNT

8.1	If and as and when the Definitive Agreement takes effect, then the amounts which form part of the Principal and the Interest thereon, and which have been paid out in accordance with the terms of the Transaction Agreements shall with effect from the relevant Advance Date constitute claims on loan account against the Borrower in favour of the Lender (“RVI Shareholders’ Loan”).

8.2	The RVI Shareholders’ Loan shall attract interest at the rate as prescribed by the SARB with effect from the relevant Advance Date.

9.	DEFINITIVE AGREEMENTS

9.1

If and when the Definitive Agreement takes effect and is implemented in accordance with its terms, on or before the Final Date, then this Agreement, to the extent that some or all of its provisions have not yet been implemented, shall lapse and be of no further force and effect and no Party shall have any claim against the other arising herefrom on whatsoever basis and howsoever arising, it being specifically recorded that the obligation of the Lender to make payment of any and all amounts due and owing under the Transaction Agreements into the Tabacks Trust Account will cease as such obligations will then constitute the obligation of the Borrower for which RVI, as the then sole shareholder of the Borrower, hereby agrees to act as co-principal debtor and surety.

9.2

If the Sale Agreement and the Shareholders’ Agreement have taken effect and been implemented in accordance with their respective terms, but the Definitive Agreement has not been entered into or taken effect and become unconditional in accordance with its terms for whatsoever reason by the Final Date, the Borrower hereby:

9.2.1

cedes all its right, title and interest in and to the Sale Agreement and the Shareholders’ Agreement to the Lender with retrospective effect from the date that those agreements took effect, substantially on the basis as if the Lender has entered into the aforesaid agreements for its own account with effect from the expiry of the Final Date and against settlement of the Consideration and subject to having obtained the appropriate consents in terms of the Shareholders’ Agreement; and

9.2.2

as security for its obligations hereunder pledges all its right, title and interest in and to the Shares (including the Reversionary Rights to such portion of the Shares previously pledged to the Trustees in terms of the Pledge) to the Lender substantially on the basis of the draft RVI pledge.

10.	SURETYSHIPS

10.1	RVI hereby binds itself in favour of the Borrower as co-principal debtor and surety with the Lender for all the obligations of the Lender set out herein.

10.2	RVI expressly waives and renounces the legal benefits and exceptions non numeratae pecuniae, excussion, non causa debiti, revision of accounts and errore calculi, and it declares itself to be fully acquainted with the meaning and effect of these exceptions and the renounciation thereof.

11.	GENERAL PROVISIONS

11.1	Where the date for any payment in terms of this Agreement is not a Business Day, the date of such payment shall be the immediately preceding Business Day.

11.2

All payments made by the Lender to the Borrower directly or indirectly in terms hereof or the provisions of any of the Transaction Agreements shall be made free of exchange and bank commission and without deduction or set-off.

11.3

A statement of account signed by any attorney of the Attorneys, showing the indebtedness of the Borrower to the Lender or the indebtedness of the Lender to the Borrower pursuant to the cession contemplated in 9, in terms of this Agreement, shall, in the absence of manifest error, be prima facie proof of the matters therein stated in any court of law for all purposes, including (without limitation) for the purposes of obtaining provisional sentence or any judgment.

12.	DEFINITIVE AGREEMENT COSTS

Any costs incurred by the Borrower on behalf of the Lender, the Borrower or RVI in contemplation of the conclusion of the Definitive Agreement, may be recovered by the Borrower as Costs mutatis mutandis on the basis envisaged herein.

13.	BREACH

13.1

In the event of any of the Parties ("Defaulting Party") committing a breach of any of the terms of this Agreement and failing to remedy such breach within a period of 3 Business Days after receipt of a written notice from the other Party ("Aggrieved Party") calling upon the Defaulting Party so to remedy, then the Aggrieved Party shall be entitled, at its sole discretion and without prejudice to any of its other rights in law, either to claim specific performance of the terms of this Agreement or to cancel this Agreement forthwith and without further notice, claim and recover damages from the Defaulting Party, provided that the sole remedy of the Lender in the case of a breach by the Borrower, shall be enforcement of the RVI Pledge.

13.2	The sole remedy of the Lender in the case of a breach by the Vendors of 7.3, shall be that it will be released from the obligation to make payment of the Consideration to the Vendors.

14.	ARBITRATION

14.1

Any disputes arising from or in connection with this Agreement shall be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa by a single arbitrator appointed by the Foundation.

14.2	The provisions of this clause 14 shall not preclude any party (which shall include the Parties, RVI and the Vendors) from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.

15.	NOTICES AND DOMICILIA

15.1

The Parties, RVI and the Vendors (collectively for purposes of this clause “Parties”) choose as their domicilia citandi et executandi their respective addresses set out in this clause for all purposes arising out of or in connection with this Agreement at which addresses all processes and notices arising out of or in connection with this Agreement, its breach or termination may validly be served upon or delivered to the Parties.

15.2	For purposes of this Agreement the Parties' respective addresses shall be:

the Lender:	4th Floor
138 West Street
Sandown
Fax : (011) 884-1824

RVI:	1500 Royal Centre
1055 West Georgia Street
Vancouver
British Columbia
V6E 4N7

the Borrower:	25 Rudd Road
Illovo
Sandton
Fax: (011) 286-0840

the Vendors:	25 Rudd Road
Illovo
Sandton
Fax: (011) 286-0840
Marked for the attention of : Gawie Malan

or at such other address in the RSA of which the Party concerned may notify the other of them in writing provided that no street address mentioned in this sub-clause shall be changed to a post office box or poste restante.

15.3	Any notice given in terms of this Agreement shall be in writing and shall:

15.3.1	if delivered by hand be deemed to have been duly received by the addressee on the date of delivery;

15.3.2	if posted by prepaid registered post be deemed to have been received by the addressee on the 8th day following the date of such posting;

15.3.3	if transmitted by facsimile be deemed to have been received by the addressee on the day following the date of dispatch,

unless the contrary is proved.

15.4

RVI hereby appoints the Lender as its process agent in the RSA to receive all notices and legal process at its address and hereby irrevocably submit consents to the jurisdiction of the South African courts.

15.5

Each of the Vendors hereby appoints the Borrower as its process agent to receive all notices and legal processes at the address of the Borrower and hereby irrevocably submits and consents to the jurisdiction of the Witwatersrand Local Division of the High Court of South Africa.

15.6

Notwithstanding anything to the contrary contained or implied in this Agreement, a written notice or communication actually received by one of the Parties from another including by way of facsimile transmission shall be adequate written notice or communication to such Party.

16.	VARIATION

No addition to or variation, consensual cancellation or novation of this Agreement and no waiver of any right arising from this Agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by both Parties or their duly authorised representatives.

17.	RELAXATION

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other of them in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement, and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

18.	SEVERABILITY

If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms and provisions of this Agreement shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

19.	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the Parties as to the subject matter hereof and no agreements, representations or warranties between the Parties regarding the subject matter hereof other than those set out herein are binding on the Parties.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

THUS DONE and SIGNED at Vancouver on this the 30th day of June 2006.

For and on behalf of
ROCKWELL VENTURES INC.

by /s/ "signed"

who warrants his authority hereto

THUS DONE and SIGNED at Kimberley on this the 30th day of June 2006.

For and on behalf of

ROCKWELL RESOURCES RSA
(PROPRIETARY) LIMITED

by /s/ "signed"

who warrants his authority hereto

THUS DONE and SIGNED at Kimberley on this the 30th day of June 2006.

For and on behalf of

DURNPIKE INVESTMENTS
(PROPRIETARY) LIMITED

by /s/ "signed"

who warrants his authority hereto

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Jeffrey Brenner
JEFFREY BRENNER

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Robbie Blau
ROBBIE BLAU

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Larry Lipschitz
LARRY LIPSCHITZ

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Mark Bristow
MARK BRISTOW

THUS DONE and SIGNED at Kimberley on this the 30th day of June 2006.

/s/ John Bristow
JOHN BRISTOW

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Les Johnston
LES JOHNSTON

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Gawie Malan
GAWIE MALAN

THUS DONE and SIGNED at Illovo on this the 30th day of June 2006.

/s/ Ira Epstein
IRA EPSTEIN

ANNEXURE “A”

PLEDGE OF SHARES

We, the undersigned,

DURNPIKE INVESTMENTS (PROPRIETARY) LIMITED
Registration Number 1998/018109/07

have consented to provide security for the due and punctual performance by us of all our obligations (the “Obligations”) in terms of the loan agreement dated 29 June 2006 (“Loan”) between ourselves and Rockwell Ventures Inc, a company duly incorporated and registered in the Province of British Columbia (“RVI”), Rockwell Resources RSA (Proprietary) Limited, registration number 2005/023297/07, a company incorporated and registered under the laws of the Republic of South Africa (“RVISA”), being entered into simultaneously with the signing hereof.

1.	Accordingly we hereby cede, make over, transfer and deliver in pledge to RVISA:

1.1

3 100 000 ordinary shares of R0,0005 each in the share capital of Klipdam and 290 ordinary shares of R1,00 each in the share capital of HCWD (collectively the “A Shares”) with effect from the date that the sale of shares agreement between ourselves, the trustees of the H C van Wyk Diamante Trust (IT126/2000), (“Trustees”), Klipdam Diamond Mining Company Limited (registration number 1994/001754/06 ) (“Klipdam”), H C van Wyk Diamonds (Proprietary) Limited (registration number 2001/006812/07 ) (“HCWD”) and others (“Sale Agreement”) takes effect;

1.2	50 ordinary shares of R1,00 each in the share capital of HCWD (the “B Shares”), with effect from the date that we will acquire same pursuant to the exercise of the option in terms of the Shareholders’ Agreement between ourselves and the Trustees (“Shareholders’ Agreement); and

1.3

our reversionary rights, title and interest in and to 2 000 000 ordinary shares of R0,0005 each in the share capital of Klipdam and 200 000 ordinary shares of R1,00 each in the share capital of HCWD (collectively the “C Shares”), with effect from the date that the C Shares are released from the pledge thereof to the Trustees in terms of the Sale Agreement

(collectively the “Shares”) to be beneficially owned by ourselves pursuant to the implementation of the Sale Agreement and the Shareholders’ Agreement with effect from the respective dates referred to above.

2.	We shall as soon as possible deliver to Mervyn Taback Inc (registration number 2000/024541/21) (“MTI”), the legal advisors of RVISA,:

2.1	the share certificates in respect of the A Shares as well as share transfer forms duly signed by ourselves after closing as envisaged in the Sale Agreement;

2.2

the share certificates and the share transfer forms in respect of the C Shares as and when these are released from the earlier pledge to the Trustees, which is expected to be on or shortly after the first anniversary of the closing date as envisaged in the Sale Agreement; and

2.3	the share certificates and the share transfer forms in respect of the B Shares as soon as we acquire same pursuant to the exercise of the option in terms of the Shareholders’ Agreement,

which shall hold the aforesaid share certificates and share transfer forms in trust until such time as the Definitive Agreement has taken effect or 31 March 2007 (“Final Date”), whichever is the earlier.

3.

If any of our Obligations, secured by this Pledge, are breached under the Loan to which this Pledge is annexed as Annexure “A”, if we fail to conclude a definitive agreement with RVI and/or RVISA and/or same not becoming unconditional and taking effect in accordance with its terms for whatsoever reason on or before the Final Date (or such later date as we and RVISA may agree to in writing), then RVISA shall be entitled and it is specifically and irrevocably authorised in rem suam:

3.1	to exercise in such manner as it deems fit, all our rights as shareholder of HCWD and/or Klipdam, including:

3.1.1	all voting rights attaching to the Shares;

3.1.2	the right to requisition any meeting of HCWD or Klipdam, as the case may be, for any purpose whatever;

3.2

to sell the Shares or any part thereof to such persons, in such manner and on such terms and conditions as it deems fit subject to RVISA obtaining the relevant court order, and such appropriate consent from the Trustees as contemplated in the Shareholders’ Agreement, in respect of such action;

3.3	for the purpose of any sale in terms of clause 3.2 to:

3.3.1	institute any legal proceedings which it may deem necessary;

3.3.2	give effective receipts for the discharge of the purchase price of the Shares so sold by it;

it being specifically agreed that all amounts recovered in connection with any such sale or legal proceedings shall constitute the damages suffered by RVISA entitling it to retain the full amount of the proceeds of such sale;

3.4

to, subject to the appropriate court order and obtaining the appropriate consent from the Trustees as contemplated in the Shareholders’ Agreement, take transfer of and procure registration in its own name any or all of the Shares at the value at which we acquired such Shares on the basis as if RVI acquired the Shares in the first instance in our stead;

3.5

generally to do everything which may be required by RVISA (including instructing MTI to deliver the share certificates and the share transfer forms to it on receipt of written notice from RVISA) and to sign any document which it considers necessary for the purpose of or to give effect to this Pledge.

4.	In both cases referred to in clauses 3.2 and 3.4:

4.1	RVISA shall not have the right to recover any additional amount from us; and

4.2	RVISA shall be entitled to sign any transfer form or other document on our behalf and to do anything else which may be necessary to give effect to such sale or transfer.

5.

This Pledge shall lapse upon the Definitive Agreement taking effect and becoming unconditional in accordance with its terms, and thereupon we shall be entitled to the return of the Shares hereby pledged, subject to such alternative provisions contained in the Definitive Agreement and RVISA shall have no further claim against us for our obligations contemplated in the Loan.

6.	During the continuance of this Pledge, we shall not without RVISA’s prior written consent:

6.1	sell or otherwise dispose of the Shares or any of them;

6.2

permit any increase of the authorised and issued share capital of either HCWD or Klipdam (save as otherwise authorised by RVISA and/or as may be permitted in terms of the provisions of the Shareholders’ Agreement) or the variation of any of the rights attaching to the Shares as they are at the date of signature hereof;

6.3

permit HCWD or Klipdam to dispose of any of its assets or mortgage, pledge, hypothecate or in any other way encumber any of their respective assets or take on lease any movables, other than in the ordinary course of business and then only to the extent that same is within our control.

7.

It is specifically recorded that enforcement of this Pledge against us by RVISA, is subject to RVI making payment to the Membersof an amount of R34 000 000 on the basis mutatis mutandis as envisaged in 1(d) and 3(a)(ii) of the Heads of Agreement entered into between the Members and RVI on or about 26 June 2006. It is specifically recorded that if any Member breaches the provisions of clause 7.3 of the Agreement to which this Pledge is annexed, then the change in membership will result in the release of RVI of making such payment to any of them.

8.

Any notice to be given to us in terms of this Pledge shall be presumed, until the contrary is proved, to have been received by us if delivered by hand at 161 Umkomas Road, Ashley Gardens, Pretoria, marked for the attention of John Bristow or Mark Bristow, 1 (one) day after the date of delivery.

9.

We hereby indemnify and hold MTI harmless from any and all claims, cost, expense and/or damage arising from any act or omission in executing its obligations hereunder, save if such act or omission may be ascribed to gross negligence and/or wilful misconduct on its part.

SIGNED at Kimberley on 30 June 2006

For and on behalf of

DURNPIKE INVESTMENTS
(PROPRIETARY) LIMITED

by /s/ "signed"

who warrants his authority hereto